Exhibit 10.1

Whirlpool Corporation

Executive Deferred Savings Plan II

(Effective as of January 1, 2005)

Contents

	Article 1. Establishment and Purpose	1
1.1	Establishment	1
1.2	Purpose	1

	Article 2. Definitions	1
2.1	Definitions	1
2.2	Gender and Number	2

	Article 3. Eligibility for Participation	2
3.1	Eligibility	2

	Article 4. U.S. Participant Election to Defer	2
4.1	Base Salary or Short-Term Incentive Compensation Deferral Amount	2
4.2	Deferral of Long-Term Incentive Compensation	3
4.3	Deferral Period	3
4.4	Delay of Payment	3
4.5	Manner of Payment	4
4.6	Irrevocable Elections	4

	Article 5. Non-U.S. Participant Deferral	4
5.1	Base Salary or Short-Term Incentive Compensation Deferral Amount	4
5.2	Long-Term Incentive Compensation Deferral Amount	4
5.3	Deferral Period	4
5.4	Manner of Payment	4

	Article 6. Deferred Accounts	5
6.1	Participant Account(s)	5
6.2	Growth Additions	5
6.3	Charges Against Accounts	5
6.4	Contractual Obligation	5
6.5	Unsecured Interest	5

	Article 7. Payment of Deferred Amounts	5
7.1	Payment of Deferred Amounts	5
7.2	Payment due to Unforeseeable Emergency	5

	Article 8. Beneficiary	6
8.1	Beneficiary	6

	Article 9. Rights of Employees, Participants	6
9.1	Employment	6
9.2	Nontransferability	6

	Article 10. Administration	6
10.1	Administration	6
10.2	Conflicting Terms	7

	Article 11. Claims Procedure	7
11.1	Claims Procedure	7

	Article 12. Amendment and Termination of the Plan	8
12.1	Amendment	8
12.2	Termination	8

i

	Article 13. Change in Control	8
13.1	In General	8

	Article 14. Requirements of Law	8
14.1	Requirements of Law	8
14.2	409A Compliance	9
14.3	Governing Law	9

	Article 15. Withholding Taxes	9
15.1	Withholding Taxes	9

	Article 16. Effective Date of the Plan	9
16.1	Effective Date	9

SUPPLEMENT A

	Article A-1. Purpose, Eligibility And Effective Date	A-1
A-1.1	Purpose	A-1
A-1.2	Effective Date	A-1
A-1.3	Eligibility	A-1
A-1.4	Participation	A-1

	Article A-2. Definitions	A-1
A-2.1	Definitions	A-1

	Article A-3. Participant Deferral Elections and Contribution Credits	A-2
A-3.1	Participant Elections to Defer	A-2
A-3.2	Participant Contribution Credits	A-2

	Article A-4. Employer Matching Contribution Credits	A-3
A-4.1	Employer Matching Contribution Credits	A-3
A-4.2	Timing of Employer Matching Contribution Credits	A-3
A-4.3	Special Rule Regarding 2007 Deemed Matching Contribution Credits	A-4

	Article A-5. Automatic Company Contribution Credits	A-4
A-5.1	Automatic Company Contribution Credits	A-4
A-5.2	Timing of Automatic Company Contribution Credits	A-4

	Article A-6. Accounts; Vesting; Earnings and Losses	A-4
A-6.1	Restoration Accounts	A-4
A-6.2	Participant Contribution Credit Subaccount	A-4
A-6.3	Automatic Company Contribution Credit Subaccount	A-4
A-6.4	Employer Matching Contribution Credit Subaccount	A-4
A-6.5	Vesting of Contribution Credits	A-4
A-6.6	Investment Options	A-5
A-6.7	Adjustment of Restoration Accounts	A-5

	Article A-7. Distributions	A-5
A-7.1	Distribution of Benefits	A-5
A-7.2	Distributions in the Event of Death	A-5
A-7.3	Distributions to Specified Employees	A-5
A-7.4	Distributions in the Event of an Unforeseeable Emergency	A-5

	Article A-8. Amendment or Termination	A-6
A-8.1	Amendment and Termination	A-6

ii

Article 1. Establishment and Purpose

1.1	Establishment

Whirlpool Corporation, a Delaware corporation, hereby establishes, effective as of January 1, 2005, this nonqualified deferred compensation plan for executives as described herein, which shall be known as THE WHIRLPOOL EXECUTIVE DEFERRED SAVINGS PLAN II (hereinafter called the “Plan”). This Plan is applicable to deferrals of salary and incentives earned on and after January 1, 2005, and amounts deferred under The Executive Deferred Savings Plan, effective September 1, 1990, as amended (the “Existing Plan”), that were not vested as of December 31, 2004. This Plan is intended to comply with Internal Revenue Code (the “Code”) section 409A, IRS Notice 2005-1, the proposed regulations issued under Code section 409A and all other Internal Revenue Service guidance that may be issued thereunder.

1.2	Purpose

The purpose of this Plan is to provide a means whereby Participants may elect to defer receipt of the following forms of compensation payable by the Company, subject to Committee approval: (i) Base Salary, (ii) Short-Term Incentive Compensation, and Long-Term Incentive Compensation.

Article 2. Definitions

2.1	Definitions

Whenever used herein, the following terms shall have the meaning set forth below:

(a)	“Base Salary” means an Employee’s permanent wages; salaries; shift premiums; overtime; sales commissions; vacation and holiday pay; and paid leave for jury duty, bereavement leave and military duty.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” has the meaning given to such term in Section 409A.

(d)	“Committee” means the Human Resources Committee of the Board empowered to take actions as stated in this Plan.

(e)	“Company” means Whirlpool Corporation, a Delaware corporation.

(f)	“Disability” or “Disabled” means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Participant will be determined to be Disabled only if he or she is determined to be totally disabled by the Social Security Administration or if he or she is determined to be disabled in accordance with the Company’s (or Subsidiary’s, if applicable) disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

(g)	“Employee” means a regular salaried employee (including executives and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.

(h)	“Long-Term Incentive Compensation” means such long-term incentives as the Committee may approve from time to time, that are performance-based compensation, as described in Section 409A.

(i)	“Non-U.S. Participant” means any Participant who is subject to taxation by a country other than the United States of America (“U.S.”) and who is not subject to taxation by the U.S. Government.

(j)	“Participant” means an Employee who is designated by the Committee to participate in this Plan or who becomes a Participant under Supplement A.

(k)	“Section 409A” means Code section 409A, IRS Notice 2005-1, the proposed regulations issued under Code section 409A and all other Internal Revenue Service guidance that may be issued thereunder.

(l)	“Separation from Service” has the meaning given to such term in Section 409A.

(m)	“Specified Employee” has the meaning given to such term in Section 409A.

(n)	“Short-Term Incentive Compensation” means such short-term incentives as the Committee may approve from time to time.

(o)	“Subsidiary” means any corporation, a majority of the total combined voting power of all the classes of stock which is directly or indirectly owned by the Company.

(p)	“Unforeseeable Emergency” means (i) a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code section 152(a)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or, (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether an Unforeseeable Emergency exists will be determined by the Committee, in its discretion, in accordance with Section 409A.

(q)	“U.S. Participant” means any Participant who is subject to taxation by the U.S. Government.

(r)	“Year” means the 12-month period beginning January 1 and ending December 31.

2.2	Gender and Number

Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Article 3. Eligibility for Participation

3.1	Eligibility

Participation in the Plan shall be limited to: (a) those Employees of the Company or any Subsidiary designated as Participants by the Committee; or (b) any Employee of the Company or any Subsidiary who becomes eligible to participate in Supplement A pursuant to Section 1.3 thereof. In the event an Employee no longer meets the requirements for participation in this Plan, as determined by the Committee in its discretion, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he again becomes an active Participant.

Article 4. U.S. Participant Election to Defer

4.1	Base Salary or Short-Term Incentive Compensation Deferral Amount

At any time prior to December 31 of each Year, and subject to the approval of the Committee, any U.S. Participant may elect to defer, by written notice to the Company,

(a)	any part (in 5% increments up to 75%) of his Base Salary to be earned during the immediately following calendar Year, and

(b)	any part (in 5% increments up to 75%) of any Short-Term Incentive Compensation payable with respect to services to be performed in the immediately following Year.

In the first Year in which an Employee becomes a Participant, the Participant must make the election to defer Base Salary and/or Short-Term Incentive Compensation, payable for services to be performed subsequent to the election, within thirty (30) days after the date the Committee notifies him that he is eligible to participate in the Plan. An election relating to Short-Term Incentive Compensation payable on an annual basis for services performed in the current Year will apply to the portion of such Short-Term Incentive Compensation equal to the total amount of Short-Term Incentive Compensation for the Year multiplied by the number of days remaining in the Year after the election over the total number of days in the Year.

4.2	Deferral of Long-Term Incentive Compensation

(a)	Long-Term Incentive Compensation. With respect to Long-Term Incentive Compensation the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the amount of Long-Term Incentive Compensation to be paid for such performance period provided that the election to defer is made no later than the date that is six months before the end of the performance period. In no event will an election to defer Long-Term Incentive Compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable.

(b)

Elections with respect to unvested amounts. With respect to awards of Long-Term Incentive Compensation that require the Participant’s continued performance of services for at least twelve months from grant of an award thereunder before the Participant vests in the award, the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the payment of the award, provided that the election to defer such compensation is made on or before the thirtieth (30th) day after grant of the award and the election is made at least twelve months in advance of the earliest possible vesting date.

(c)	Stock awards deferred pursuant to the Whirlpool Corporation Executive Stock Appreciation and Performance Program (“ESAP”) or the Whirlpool Strategic Excellence Program (“SEP”) shall have no voting rights.

4.3	Deferral Period

Subject to Section 4.4, payment of the amounts deferred under the Plan shall be made to the U.S. Participant as soon as administratively feasible following: (a) the earliest to occur of his: (i) Disability, (ii) death, or (iii) Separation from Service; or (b) to the extent that the Committee authorizes such an election, a date irrevocably elected by a Participant, in accordance with Section 409A, that is either five (5) or ten (10) years after the date such Participant elects to defer such amounts in accordance with this Article 4.

4.4	Delay of Payment

Notwithstanding any other provision in the Plan, payment of the amounts deferred under the Plan will be delayed as follows:

(a)	If any Participant is a Specified Employee, upon a Separation from Service for any reason other than Disability or death, commencement of payment to such Participant shall not be made before the date that is six (6) months after the date of his Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Specified Employee would otherwise be entitled during this period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, on the first business day of the seventh (7th) month following the date of his Separation from Service.

(b)	If the Company reasonably anticipates that any portion of the benefit payable under the Plan to any Participant could be limited or nondeductible under Code section 162(m) (or cause other amounts payable by the Company to be nondeductible under Code section 162(m)), then the payment of such portion of the benefit to such Participant shall be delayed until the earliest date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by application of Code section 162(m).

(c)	If the Committee so determines, payment of amounts under the Plan may be delayed as permitted under Section 409A, as if stated in the Plan, for example, if the Company reasonably anticipates that making a payment will violate a term of any Company loan agreement, or the payment may violate applicable law.

(d)	If the payment of any deferred amount hereunder is delayed for any reason beyond the Participant’s date of Separation from Service, the portion so delayed will be credited with earnings, if any, from the date of the Participant’s Separation from Service until paid.

4.5	Manner of Payment

All payments of deferred compensation hereunder shall be made in a cash lump sum, except that (i) all ESAP or SEP awards which would have been paid in stock if not deferred shall be paid in stock as a lump sum payment, and (ii) amounts deferred under the Existing Plan that were not vested as of December 31, 2004, shall be paid in the form elected by the Participant for those amounts.

4.6	Irrevocable Elections

The elections in Sections 4.1 and 4.2 are irrevocable once made and may not be modified or terminated by the Participant or his beneficiary.

Article 5. Non-U.S. Participant Deferral

5.1	Base Salary or Short-Term Incentive Compensation Deferral Amount

At any time prior to December 31 of each Year, the Company may, by written notice, request any Non-U.S. Participant to defer:

(a)	any part (in 5% increments up to 75%) of his Base Salary to be earned during the immediately following calendar Year, and

(b)	any part (in 5% increments up to 75%) of any Short-Term Incentive Compensation, or any bonus plan established for Non-U.S. Participants, or any successor plan, with respect to services to be performed in the immediately following Year.

5.2	Long-Term Incentive Compensation Deferral Amount

At any time prior to October 1 of the last Year of any performance period under any Long-Term Incentive Compensation plan, the Company may, by written notice, request any Non-U.S. Participant to defer any part (in 5% increments up to 75%) of the incentive to be paid for such performance period.

5.3	Deferral Period

Payment of the amount deferred under the Plan shall be made to the Non-U.S. Participant as soon as administratively feasible following: (a) the earliest to occur of his: (i) Disability, (ii) death, or (iii) Separation from Service; or (b) to the extent that the Committee authorizes such an election, a date irrevocably elected by a Participant that is either five (5) or ten (10) years after the date such Participant elects to defer such amounts in accordance with this Article 5.

5.4	Manner of Payment

The Chairman and Chief Executive Officer may determine the manner of payment to any Non-U.S. Participant or beneficiary.

Article 6. Deferred Accounts

6.1	Participant Account(s)

The Company shall establish and maintain a bookkeeping account(s) for each Participant, to be credited as of the date the Long-Term Incentive Compensation, Short-Term Incentive Compensation, or Base Salary is actually deferred.

6.2	Growth Additions

Each Participant’s account(s) shall be credited as of the first day of each semi-annual period, or other period as the Committee may determine, with a growth addition computed on the average daily balance in the account for the preceding six months. The growth addition shall be equal to said average daily account balance multiplied by a growth increment, the amount of which shall be determined from time to time by the Committee. If such growth increment is tied to a stock fund, such growth addition may be negative and result in a reduction to the Participant’s account.

6.3	Charges Against Accounts

There shall be charged against each Participant’s account any payments made to the Participant or to his beneficiary in accordance with Article 7 hereof.

6.4	Contractual Obligation

It is intended that the Company is under a contractual obligation to make payments from a Participant’s account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company. Payment of account balances shall be made out of the general assets of the Company.

6.5	Unsecured Interest

No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Article 7. Payment of Deferred Amounts

7.1	Payment of Deferred Amounts

Payment of a Participant’s deferred Base Salary or Incentive Compensation, plus accumulated growth additions attributable thereto, shall be paid, in the time and manner described in Articles 4 and 5 of the Plan.

7.2	Payment due to Unforeseeable Emergency

Notwithstanding any provision in the Plan to the contrary, upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, allow payment of the Participant’s deferred amounts prior to the time otherwise specified for payment of benefits under the Plan. Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. Distributions because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

Article 8. Beneficiary

8.1	Beneficiary

A Participant may designate a primary beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. In addition, the Participant shall designate a contingent beneficiary or beneficiaries who shall receive distributions should the primary beneficiary or beneficiaries predecease the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Corporate Vice President—Human Resources during the lifetime of the Participant.

The designation of a spouse as a beneficiary shall automatically be revoked upon divorce or legal separation.

In the absence of a beneficiary designation or in the event that all of the named beneficiaries predecease the Participant, or if there is doubt as to the right of any beneficiary, the Company shall make payments to the surviving member(s) of the following classes of beneficiaries, in equal shares, with preference for classes in the order listed below:

•	the Participant’s spouse (unless legally separated by court decree),

•	the Participant’s children (including children by adoption),

•	the Participant’s parents (including parents by adoption), and

•	the Participant’s executor or administrator.

Benefits will be paid exclusively to the member(s) of the first class in the order listed above, which has surviving member(s). If that class has more than one member, payment will be made in equal shares among members of that class.

Article 9. Rights of Employees, Participants

9.1	Employment

Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.

9.2	Nontransferability

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy. In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the classes of beneficiaries as stated in Section 8.1 herein.

Article 10. Administration

10.1	Administration

(a)	The Chairman of the Board and Chief Executive Officer (the “Chairman”) shall be responsible for the day-to-day administration of the Plan, subject to the control and direction of the Committee. The

Chairman is authorized to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the directions of the Committee and only to the extent any such action does not operate to disproportionately advantage the Chairman in the event the Chairman is a Participant in the Plan.

(b)	The Committee shall determine within the limits of the express provisions of the Plan the Employees to whom, and the time or times at which, participation shall be extended and the amount which may be deferred. In making such determinations, the Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success, and such other factors as the Committee in its discretion shall deem relevant. The determination, interpretation, or other action of the Committee made or taken pursuant to the provisions of the Plan shall be final and shall be binding and conclusive for all purposes and upon all persons or other interested parties.

10.2	Conflicting Terms

To the extent that the terms of this Plan conflict with the written terms of any annual or long-term incentive plan or program maintained by the Company with respect to the deferral of amounts under those plans or programs, the terms of this Plan shall control.

Article 11. Claims Procedure

11.1	Claims Procedure

Benefits shall be paid in accordance with the provisions of this Plan.

(a)	The Participant, or a designated recipient or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.

(b)	If the claim is denied, in full or in part, the Committee shall provide a written notice within (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation regarding the steps to be taken if a review of the denial is desired. However, if special circumstances require an extension of the period of time for considering a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

(c)	If the claim is denied and a review is desired, the Participant (or beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or beneficiary may request a review of pertinent documents with regard to the benefits created under this Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

(d)	The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. However, if special circumstances require an extension of the period of time for considering an appeal, the 60-day period can be extended for an additional 60 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected. The decision shall be written and shall state the specific reasons for the decision including references to the specific provisions of this Plan on which the decision is based.

Article 12. Amendment and Termination of the Plan

12.1	Amendment

The Committee, consistent with relevant Board action, may amend or modify the Plan, at any time and from time to time and in any respect, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to the Plan.

12.2	Termination

The Company reserves the right to terminate the Plan in accordance with this Section.

(a)	Bankruptcy. The Company may terminate the Plan within twelve months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Company may terminate the Plan within the thirty days preceding or the twelve months following a Change in Control. The Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Company and all affiliates are terminated, so that the Participants in the Plan and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date of termination of the arrangements.

(c)	Discretionary Termination. The Company may terminate the Plan at any time in its discretion, provided that: (i) all arrangements sponsored by the Company and its affiliates that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in all of the arrangements, are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements; (iii) all payments are made within twenty-four months of the termination of the arrangements; and (iv) the Company and its affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in both arrangements, at any time within five years following the date of termination of the Plan.

(d)	Other. The Company may terminate the Plan upon such other events and in such other conditions as the Commissioner of Internal Revenue may prescribe in generally applicable published guidance.

Article 13. Change in Control

13.1	In General

Notwithstanding any other provision in the Plan, in the event of a Change in Control of the Company, all amounts due to Participants under this Plan, including growth additions (up to and including the effective date of the Change in Control), shall be paid in a single cash lump sum payment to each Participant, within ten (10) calendar days after such Change in Control.

Article 14. Requirements of Law

14.1	Requirements of Law

The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made except upon approval of proper government agencies as may be required.

14.2	409A Compliance

This Plan is intended to comply with the applicable requirements of Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant of participating in the Plan.

14.3	Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Section 409A, and to the extent not preempted by Federal law, this Plan shall be governed by, construed and administered under the laws of the State of Michigan, other than its laws respecting choice of law.

Article 15. Withholding Taxes

15.1	Withholding Taxes

The Company shall deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, local, or foreign withholding tax requirements.

Article 16. Effective Date of the Plan

16.1	Effective Date

The Plan is effective as of January 1, 2005.

IN WITNESS WHEREOF, WHIRLPOOL CORPORATION has caused this Plan to be executed below by its duly authorized representatives this 20th day of December, 2006.

WHIRLPOOL CORPORATION

By:	/s/ Jeff Fettig

Its:	Chairman of the Board and Chief Executive Officer

ATTEST:

By:	/s/ Robert T. Kenagy

Its:	Associate General Counsel and Corporate Secretary

Supplement A

to the

Whirlpool Executive Deferred Savings Plan II

(Effective as of January 1, 2007)

Article A-1. Purpose, Eligibility and Effective Date

A-1.1	Purpose

This Supplement A to the Whirlpool Executive Deferred Savings and Restoration Plan II (“Supplement A”) has been established for the mutual benefit of the Company, its Subsidiaries and Plan Participants with its primary purpose to supplement retirement benefits provided by the 401(k) Retirement Plan to the extent that benefits under the 401(k) Retirement Plan are limited by (i) Section 401(a)(17) of the Code regarding limits on the amount of annual compensation that can be recognized under the 401(k) Retirement Plan, (ii) Section 402(g) of the Code regarding annual limits on elective deferrals under the 401(k) Retirement Plan, and/or (iii) Section 415 of the Code regarding the limitations on contributions and other additions to Participant’s accounts under the 401(k) Retirement Plan. This Supplement A is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel (within the meaning of the applicable provisions of ERISA) and shall be administered in a manner consistent with this intent. This Supplement A shall also be known as the “Whirlpool Executive Restoration Plan”.

A-1.2	Effective Date

This Supplement A shall be effective January 1, 2007.

A-1.3	Eligibility

An Employee shall be eligible to participate in this Supplement A under Article A-3 and Article A-4 if the Employee: (a) is in Band 4 or above, or its current equivalent under the Company’s position grading system, (b) elects to make the maximum pre-tax contribution under the 401(k) Retirement Plan, and (c) makes an irrevocable election to participate in this Supplement A for any Plan Year.

An Employee shall be eligible to participate in this Supplement A under Article A-5 if the Employee: (a) is in Band 4 or above, or its current equivalent under the Company’s position grading system, and (b) has compensation that exceeds the Annual Compensation Limit. Notwithstanding the preceding sentence, no Employee who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan shall be eligible to participate in this Supplement A under Article A-5 for Plan Years beginning before January 1, 2010.

A-1.4	Participation

A person who is eligible to participate in this Supplement A shall become a Participant under this Supplement A as of the first day of the Plan Year next following the Plan Year during which such person meets the eligibility conditions described in Section A-1.3 above.

Article A-2. Definitions

A-2.1	Definitions

Whenever used in this Supplement A, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise. Capitalized Terms not defined in this Supplement A shall have the meanings ascribed to such terms in the Plan.

(a)	“401(k) Retirement Plan” means the Whirlpool Corporation 401(k) Retirement Plan, as amended.

(b)	“Annual Compensation Limit” means $225,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost-of-living in accordance with Code Section 401(a)(17)(B).

(c)	“Automatic Company Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.3

(d)	“Bonus Compensation” means short-term bonus payments designated by the Employee’s Employer, provided, however, that short-term bonus payments shall be considered Bonus Compensation in the year earned and not in the year paid. Notwithstanding the foregoing, if an Employee is a participant in the Whirlpool Supplemental Executive Retirement Plan, such Employee’s Bonus Compensation shall be deemed to be zero ($0).

(e)	“Compensation” means an Employee’s permanent wages; salaries; shift premiums; overtime; sales commissions; vacation and holiday pay; and paid leave for jury duty, bereavement leave and military duty. Compensation shall also include tax-deferred deposits made on behalf of an Employee under the 401(k) Retirement Plan or under a plan of the Company which qualifies under Code Sections 125 or 132(f). Compensation shall also include amounts an Employee elects to defer under nonqualified deferred compensation plans maintained by the Company. Compensation shall not include cash payments or the value of benefits received under the Employer’s Flex Choice flexible benefits program, moving expenses, tuition expenses and reimbursements for employee purchases.

(f)	“Contribution Credits” means Participant Contribution Credits, Automatic Company Contribution Credits, Employer Matching Contribution Credits and Deemed Matching Contribution Credits.

(g)	“Employer Matching Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.4.

(h)	“Participant Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.2.

(i)	“Plan Participant” or “Participant” means an Employee who is eligible to receive benefits under this Supplement A.

(j)	“Plan Year” means the calendar year.

(k)	“Restoration Account” means the bookkeeping account created by the Company for the administration of each Participant’s benefits under this Supplement A.

(l)	“Total Compensation” means the sum of a Participant’s Compensation and Bonus Compensation.

(m)	“Unforeseeable Emergency” means (i) a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether an Unforeseeable Emergency exists will be determined by the Committee, in its discretion, in accordance with Section 409A.

Article A-3. Participant Deferral Elections and Contribution Credits

A-3.1	Participant Elections to Defer

Prior to the start of each Plan Year, a Participant shall make an irrevocable election to defer a percentage between zero (0%) and fifteen (15%) percent of such Participant’s Compensation and a percentage between zero (0%) and fifteen (15%) of such Participant’s Bonus Compensation for that Plan Year under this Supplement A. Such percentages shall be the same percentages that such Participant elects to defer under the 401(k) Retirement Plan but deferrals shall be made under this Supplement A to the extent that deferrals cannot be made under the 401(k) Retirement Plan because of limits under Code Sections 401(a)(17), 402(g) or 415. A Participant’s election for any Plan Year shall also govern the deferral of such Participant’s Bonus Compensation earned in the Plan Year but paid in March of the following Plan Year.

A-3.2	Participant Contribution Credits

Credits (“Participation Contribution Credits”) shall be made to the Restoration Account of a Participant to reflect the amount of Compensation deferred by such Participant.

Article A-4. Employer Matching Contribution Credits

A-4.1	Employer Matching Contribution Credits

(a)	For each Plan Year the Company shall make a contribution credit (an “Employer Matching Contribution Credit”) to the Restoration Account of each Participant in an amount equal to: (a) one hundred percent (100%) of the first three percent (3%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, and (b) fifty percent (50%) of the next two percent (2%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such Plan Year. The amount of the Employer Matching Contribution Credit for a Participant shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan.

(b)	Notwithstanding the preceding paragraph (a) of this section: (i) an Employee who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Bands 00 – 4a shall not be eligible to receive an Employer Matching Contribution Credit with respect to any portion of the Participant’s Total Compensation deferred by the Participant while an officer of the Employer in Band 00, 01, 02, 03 or 4a for Plan Years beginning before January 1, 2010, and shall receive an Employer Matching Contribution Credit for Plan Years beginning before January 1, 2010 with respect to any portion of the Participant’s Total Compensation deferred by the Participant while the Participant was not an officer of the Employer in Band 00, 01, 02, 03 or 4a under the terms described in subparagraph (b)(ii) and paragraph (c) of this section ; and (ii) a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4 shall receive an Employer Matching Contribution Credit for Plan Years beginning before January 1, 2010 under a special formula based on the percentage shown in subparagraph (c) (to the extent permitted under Section 409A), which shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan, provided that either (i) the Participant is an Employee on the last day of the Plan Year, or (ii) the Participant terminated employment due to death, Disability, or retirement during the Plan Year.

(c)	With respect to Plan Years beginning before January 1, 2010, for a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4, the amount of the Employer Matching Contribution Credit for each Plan Year, before reduction as described in paragraph (b) above, shall be determined by applying the Employer’s matching percentage for that Plan Year by that portion of the Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, which shall not exceed five percent (5%) of the Participant’s Total Compensation. Management shall establish performance goals it deems appropriate for paying the Employer Matching Contribution Credit. Once established, management in its sole discretion may revise such performance goals at any time to take into account occurrences other than those occurring in the ordinary course of business for the Plan Year, or other unusual circumstances, including but not limited to (1) the sale or purchase of some or all of the assets or stock of the Employer, (2) a material change in the Employer’s debt-to-equity ratio, (3) repurchase by an Employer of its stock, (4) issuance by an Employer of new stock, (5) adjustments to earnings and other financial measures to exclude the effect of unusual or extraordinary items, (6) acquisitions and divestitures, (7) regulatory or legislative changes, and (8) accounting changes. The Employer’s actual matching percentage for a Plan Year shall be determined after the end of the Plan Year as the percentage that applies to the actual performance goal attained by the Employer for the Plan Year, provided, however, that the matching percentage shall not be less than twenty-five percent (25%).

A-4.2	Timing of Employer Matching Contribution Credits

Employer Matching Contribution Credits for any Plan Year shall be made after the end of such Plan Year, provided, however, that in the Plan Year of a Participant’s Separation from Service, such Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.

A-4.3	Special Rule Regarding 2007 Deemed Matching Contribution Credits

A Contribution Credit will be made to the Restoration Account of each Participant in the Plan for 2007 in an amount equal to the Employer Matching Contribution Credit that would have been credited to such Participant’s Restoration Account if such Participant’s bonus paid under the Company’s Performance Excellence Plan in March of 2007 had been Compensation eligible for deferral in 2007 under this Supplement A (the “Deemed Matching Contribution Credit”).

Article A-5. Automatic Company Contribution Credits

A-5.1	Automatic Company Contribution Credits

For each Plan Year the Company shall make a contribution credit (an “Automatic Company Contribution Credit”) to the Restoration Account of each Participant in an amount equal to 3% of such Participant’s Total Compensation in excess of the Annual Compensation Limit for such Plan Year.

A-5.2	Timing of Automatic Company Contribution Credits

Automatic Company Contribution Credits for any Plan Year shall be made after the end of such Plan Year, provided, however, that in the Plan Year of a Participant’s Separation from Service, such Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.

Article A-6. Accounts; Vesting; Earnings and Losses

A-6.1	Restoration Accounts

All Contribution Credits made on behalf of a Participant pursuant to Articles A-3, A-4 and A-5 of this Plan shall be credited by the Company to such Participant’s Restoration Account as of the date such Contribution Credit is made.

A-6.2	Participant Contribution Credit Subaccount

A Participant Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Participant Contribution Credits.

A-6.3	Automatic Company Contribution Credit Subaccount

An Automatic Company Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Automatic Company Contribution Credits.

A-6.4	Employer Matching Contribution Credit Subaccount

An Employer Matching Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Employer Matching Contribution Credits and Deemed Matching Contribution Credits.

A-6.5	Vesting of Contribution Credits

A Participant shall at all times be vested in his or her Participant Contribution Credit Subaccount and Employer Matching Contribution Credit Subaccount. A Participant will attain a fully vested interest in the portion of his or her Automatic Company Contribution Subaccount attributable to Automatic Company Contribution Credits after the Participant has earned three years of vesting service with the Employer as determined under the 401(k) Retirement Plan. Prior to that time, such Participant shall have a zero percent (0%) vested interest in such Automatic Company Contribution Credits.

A-6.6	Investment Options

The Company shall, from time to time, in its sole discretion, select one or more investment options (which may, but need not, be comparable to the investment options offered under the 401(k) Retirement Plan and shall not include Whirlpool Corporation stock) to be made available as the measuring standards for crediting earnings and losses to a Participant’s Restoration Account. A Participant may select from such investment options, in a manner established by the Company, the investment option or options to apply to his or her Restoration Account and may change such selections, all in accordance with such rules as the Company may establish. If a Participant fails to make an investment election under this Section A-6.6, his Restoration Account will be invested in a default investment fund designated by the Company.

A-6.7	Adjustment of Restoration Accounts

Restoration Accounts shall be adjusted for investment earnings or losses as of each business day. The earnings or losses to be credited to the portion of any Participant’s Restoration Account under this Section A-6.7 for any period shall be equivalent to the amount of earnings or losses which would have been credited to the Restoration Account if such portion of such Account had actually been invested in such investment options during such period in the manner selected by the Participant.

Article A-7. Distributions

A-7.1	Distribution of Benefits

A Participant’s Restoration Account shall be distributed in a lump sum distribution as soon as practicable after such Participant’s Separation from Service.

A-7.2	Distributions in the Event of Death

If a Participant dies prior to his or her Separation from Service, such Participant’s Restoration Account shall be distributed in a lump sum distribution to such Participant’s designated beneficiary under the 401(k) Retirement Plan as soon as practicable after such Participant’s death.

A-7.3	Distributions to Specified Employees

If a Participant is a Specified Employee, the lump sum distribution of such Participant’s Restoration Account will not be paid until six months after such Participant’s Separation from Service.

A-7.4	Distributions in the Event of an Unforeseeable Emergency

Notwithstanding any provision in this Supplement A to the contrary, upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, allow a distribution of the Participant’s Restoration Account prior to the time otherwise specified for payment of benefits under this Supplement A. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution under this Section shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. Distributions because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

Article A-8. Amendment or Termination

A-8.1	Amendment and Termination

The Board of Directors shall have the right to amend this Supplement A from time to time or to terminate the accrual of benefits hereunder, but any such amendment or termination shall not reduce any Restoration Account of a Participant as of the date of the amendment. The Board of Directors may also elect to terminate this Supplement A, in which event, the Restoration Accounts of Participants shall be disposed of as determined by the Board of Directors, in accordance with regulations promulgated by the Secretary of the Treasury under the Internal Revenue Code, including Section 409A.